UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 1, 2006
V. F. Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina (Address of Principal Executive Offices)	27408 (Zip Code)
Registrant’s telephone number, including area code 336-424-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

Item 5.02.	Appointment of Principal Officers.
On March 1, 2006, the Board of Directors of VF Corporation (“VF”) elected Eric C. Wiseman President and Chief Operating Officer of VF. Prior to his election to the new position, Mr. Wiseman, 50, who has been with VF for eleven years, was Executive Vice President — Global Brands of VF. Mr. Wiseman, who has 28 years of experience in the apparel industry, joined VF in 1995 as Executive Vice President of JanSport and has held a progression of leadership roles within and across VF’s coalitions. With the acquisition of Bestform Intimates in 1998, Wiseman became President of Bestform Intimates. In 2000, he was appointed Vice President and Chairman of the Global Intimate Apparel coalition. In 2003, he was appointed Vice President and Chairman of VF’s newly formed Sportswear Coalition, and in 2004 was named Vice President and Chairman of VF’s Outdoor and Sportswear Coalitions. He became Executive Vice President, Global Brands for VF Corporation in May 2005. Mackey McDonald, Chairman, Chief Executive Officer and President prior to Mr. Wiseman’s election as President and Chief Operating Officer, will continue to serve as Chairman and Chief Executive Officer.
In connection with Mr. Wiseman’s election to his new position, his salary was increased to $700,000 and he was awarded 25,000 shares of restricted stock. The restricted stock will vest in 2011 but is subject to forfeiture if Mr. Wiseman leaves VF voluntarily or his employment is terminated by VF for any reason or if VF does not have positive earnings in the 2006 fiscal year.

By:	/s/ Candace S. Cummings
Candace S. Cummings
Vice President — Administration, General Counsel and Secretary